As filed with the Securities and Exchange Commission on September 20, 2007

Registration No. 333-140714

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVABAY PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	2834	68-0454536
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550

Emeryville, CA 94608

(510) 899-8800

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ramin (“Ron”) Najafi, Ph.D.

Chairman of the Board, Chief Executive Officer and President

NovaBay Pharmaceuticals, Inc.

5980 Horton Street, Suite 550 Emeryville, CA 94608

(510) 899-8800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Chris Barry, Esq. Dorsey & Whitney LLP U.S. Bank Centre 1420 Fifth Avenue, Suite 3400 Seattle, WA 98101-4010 (206) 903-8815	Riccardo A. Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 Toronto, Ontario M5K 1J5 (416) 777-4700

Robert Mason, Esq. Fasken Martineau DuMoulin LLP 66 Wellington Street West Suite 4200 Toronto, Ontario M5K 1N6 (416) 366-8381	John Kolada, Esq. Blake, Cassels & Graydon LLP Commerce Court West, Suite 2800 Toronto, Ontario M5L 1A9 (416) 863-2400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value	$34,500,000	$2,815(3)

(1)	Includes the offering price attributable to shares that the underwriters have the option to purchase solely to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration, SEDAR registration and the National Association of Securities Dealers, Inc. (“NASD”) filing fees. All of the expenses below will be paid by us.

Item
SEC registration fee	$2,815
SEDAR registration fee	1,409
NASD filing fee	3,950
American Stock Exchange listing fee	70,000
Toronto Stock Exchange listing fee	159,000
Blue sky fees and expenses	5,000
Printing and engraving expenses	150,000
Legal fees and expenses	575,000
Accounting fees and expenses	45,000
Transfer agent and registrar fees	15,000
Work fee and reimbursement of underwriters’ expenses	160,000
Miscellaneous	112,826

Total	$1,300,000

Item 14. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the California Corporations Code provides that this limitation on liability has no effect on a director’s liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (f) under Section 310 of the law (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the law (directors’ liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Furthermore, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director’s fiduciary duty to us or our shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts, Section 317 may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of our company.

In accordance with Section 317, our articles of incorporation eliminate the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our articles of incorporation further authorize us to provide indemnification to our agents (including our officers and directors), subject to the limitations set forth above. Our amended and restated bylaws further provide for indemnification of our officers and directors to the maximum extent permitted by California law, and also permit the indemnification of other corporate agents to the maximum extent permitted by California law at the discretion of our Board of Directors. Additionally, we maintain insurance policies which insure our officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the California Corporations Code, our articles of incorporation, our amended and restated bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the amended and restated bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of NovaBay or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Lastly, the underwriting agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of our transactions since December 31, 2003, involving sales of our securities that were not registered under the Securities Act:

Common Stock Issuances

(1) In April 2004, we issued an aggregate of 382,488 shares of our common stock to various individuals as compensation for services rendered to us, which included services in connection with a private placement of Series B Preferred Stock.

(2) From March 2005 to November 2005, we issued an aggregate of 184,686 shares of our common stock to various individuals as compensation for services rendered to us, which included services in connection with a private placement of our Series C Preferred Stock.

(3) From June 2006 to December 2006, we issued an aggregate of 33,377 shares of our common stock to various individuals as compensation for services rendered to us, which included services in connection with a private placement of our Series D Preferred Stock.

(4) In February 2007, we issued an aggregate of 35,000 shares of common stock to one of our consultants as compensation for services rendered to us.

(5) From April 2004 to December 2004, we sold and issued an aggregate of 31,250 shares of common stock at purchase prices ranging from $0.80 per share to $1.20 per share upon the exercise of warrants.

(6) From March 2005 to September 2005, we sold and issued an aggregate of 291,994 shares of common stock at purchase prices ranging from $0.80 per share to $1.20 per share upon the exercise of warrants.

(7) From January 2006 to June 2006, we sold and issued an aggregate of 1,148,584 shares of common stock at purchase prices ranging from $0.80 per share to $1.20 per share upon the exercise of warrants.

Preferred Stock Issuances

(8) From January 2004 to March 2004, we sold and issued an aggregate of 2,693,766 shares of Series B Preferred Stock at a purchase price of $0.47 per share in connection with a private placement. In January of 2004, we issued an additional 912,850 shares of Series B Preferred Stock at $0.47 per share upon conversion of outstanding convertible promissory notes.

(9) From May 2004 to October 2005, we sold and issued an aggregate of 6,666,659 shares of Series C Preferred Stock at a purchase price of $0.85 per share in connection with a private placement.

(10) From June 2005 to September 2006, we sold and issued an aggregate of 2,481,094 shares of Series D Preferred Stock at a purchase price of $1.50 per share in connection with a private placement.

Warrant Issuances

(11) From January 2004 to March 2004, we issued warrants to purchase up to an aggregate of 903,288 shares of our common stock at an exercise price of $0.80 per share to certain holders of our Series B Preferred Stock. In January 2005, we issued a warrant to purchase up to an aggregate of 2,420 shares of our common stock at an exercise price of $0.80 per share to one of our holders of Series B Preferred Stock. As of June 30, 2007, there were no warrants outstanding to purchase any shares of our capital stock.

Stock Option Issuances

(12) From January 2004 to December 2004, we issued options to certain of our employees, directors and consultants to acquire up to an aggregate of 635,250 shares of our common stock under our 2002 Stock Option Plan (the “2002 Plan”) at prices ranging from $0.30 per share to $0.56 per share. From January 2005 to October 2005, we issued options to certain of our employees, directors and consultants to acquire up to an aggregate of 165,000 shares of our common stock under our 2002 Plan at exercise prices ranging from $0.56 per share to $1.20 per share. As of June 30, 2007, 1,253,858 shares of our common stock were issuable upon exercise of outstanding options granted under the 2002 Plan.

(13) In May 2005, we issued options to certain of our consultants to acquire up to an aggregate of 23,000 shares of our common stock under our 2005 Stock Option Plan (the “2005 Plan”) at exercise prices ranging from $0.56 per share to $1.20 per share. From January 2006 to September 2006, we issued options to certain of our employees and consultants to acquire up to an aggregate of 822,000 shares of our common stock under our 2005 Plan at exercise prices ranging from $1.20 per share to $2.00 per share. In January 2007, we issued options to certain of our employees and consultants to acquire up to an aggregate of 220,625 shares of our common stock under our 2005 Plan at an exercise price of $2.28 per share. As of June 30, 2007, 1,014,625 shares of our common stock were issuable upon exercise of outstanding options granted under the 2005 plan.

(14) In March 2005 and January 2007, we issued options to various individuals to acquire up to an aggregate of 280,979 shares of our common stock outside of our 2002 Plan and 2005 Plan at prices ranging from $0.94 per share to $2.28 per share as compensation for services rendered to us in connection with a private placement of our preferred stock. As of June 30, 2007, 155,979 shares of our common stock were issuable upon exercise of outstanding options granted outside of our 2002 Plan and 2005 Plan.

The issuances of securities in the transactions described in paragraphs 1 through 3, 5 through 11, and 14 above were effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 506 of Regulation D thereunder based on the status of each investor as an accredited investor as defined under the Securities Act. The issuances of securities in the transactions described in paragraphs 12 and 13 above were effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. None of the foregoing transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction either received adequate information about us or had access, through their relationships with us, to such information.

The issuances of securities in the transaction described in paragraph 4 above were effected without registration under the Securities Act in reliance on Rule 903 of Regulation S thereunder as an offer and sale of securities that occurred outside the United States. The sale of securities was made in an offshore transaction, did not involve any directed selling efforts within the United States, and involved only purchasers who were outside the United States and were non-U.S. Persons. In addition, such securities were also exempt from registration under the Securities Act in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder based on the status of such investor as an accredited investor as defined under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement

3.1	Articles of Incorporation of the Registrant, as amended

3.2	Proposed Amended and Restated Articles of Incorporation of the Registrant to be effective upon completion of this offering

3.3**	Bylaws of the Registrant, as amended

3.4	Proposed Amended and Restated Bylaws of the Registrant to be effective upon the completion of this offering

4.1**	Specimen common stock certificate

5.1**	Opinion of Dorsey & Whitney LLP

10.1+**	2002 Stock Option Plan, and forms of agreements thereto

10.2+**	2005 Stock Option Plan, and forms of agreements thereto

10.3+**	2007 Omnibus Incentive Plan, and forms of agreements thereto

10.4+**	Employment Agreement dated January 1, 2007 by and between the Registrant and Ramin (“Ron”) Najafi

10.5+**	Employment Agreement dated January 1, 2007 by and between the Registrant and John (“Jack”) O’Reilly

10.6+**	Employment Agreement dated January 1, 2007 by and between the Registrant and Behzad Khosrovi

10.7+**	Employment Agreement dated January 1, 2007 by and between the Registrant and Colin Scott

10.8+**	Stock Option Grant dated May 23, 2002 by and between the Registrant and John (“Jack”) O’Reilly

10.9+**	Stock Option Grant dated January 30, 2004 by and between the Registrant and Behzad Khosrovi

10.10**	Office Lease dated June 3, 2004 by and between the Registrant and Emery Station Associates II, LLC, as amended

10.11†**	Collaboration and License Agreement dated August 29, 2006 by and between the Registrant and Alcon Manufacturing, Ltd.

10.12**	Financial Advisory and Investor Relations Consulting Agreement dated February 14, 2007 by and between the Registrant and PM Holdings Ltd.

Exhibit No.	Description
10.13**	Director Compensation Plan

10.14**	Master Security Agreement dated April 23, 2007 by and between the Registrant and General Electric Capital Corporation

10.15†**	License Agreement dated June 11, 2007 by and between us and KCI International VOF GP

10.16	Form of Common Stock Purchase Warrant by and between the Registrant and the underwriters

10.17	Form of Registration Rights Agreement by and between the Registrant and the underwriters

23.1**	Consent of Davidson & Company LLP

23.2**	Consent of Marshall & Stevens

23.3**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page to the Registration Statement filed on February 14, 2007)

**	Previously filed.
†	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.
+	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of NovaBay pursuant to the foregoing provisions, or otherwise, NovaBay has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NovaBay of expenses incurred or paid by a director, officer or controlling person of NovaBay in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NovaBay will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by NovaBay pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, NovaBay Pharmaceuticals, Inc. has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on the 20th day of September 2007.

NovaBay Pharmaceuticals, Inc.

By:	/S/ RAMIN NAJAFI
Ramin (“Ron”) Najafi Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RAMIN NAJAFI Ramin (“Ron”) Najafi	Chairman of the Board, Chief Executive Officer and President (principal executive officer)	September 20, 2007

/s/ JACK O’REILLY John (“Jack”) O’Reilly	Senior Vice President, Corporate Development, Chief Financial Officer, Treasurer and Director (principal financial and accounting officer)	September 20, 2007

* Charles J. Cashion	Director	September 20, 2007

* Anthony Dailley, DDS	Director	September 20, 2007

* Paul E. Freiman	Director	September 20, 2007

* Alex McPherson, MD, Ph.D.	Director	September 20, 2007

* Robert R. Tufts	Director	September 20, 2007

* Tony Wicks	Director	September 20, 2007

*By:	/s/ RAMIN NAJAFI
Ramin (“Ron”) Najafi Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement

3.1	Articles of Incorporation of the Registrant, as amended

3.2	Proposed Amended and Restated Articles of Incorporation of the Registrant to be effective upon completion of this offering

3.3**	Bylaws of the Registrant, as amended

3.4	Proposed Amended and Restated Bylaws of the Registrant to be effective upon the completion of this offering

4.1**	Specimen common stock certificate

5.1**	Opinion of Dorsey & Whitney LLP

10.1+**	2002 Stock Option Plan, and forms of agreements thereto

10.2+**	2005 Stock Option Plan, and forms of agreements thereto

10.3+**	2007 Omnibus Incentive Plan, and forms of agreements thereto

10.4+**	Employment Agreement dated January 1, 2007 by and between the Registrant and Ramin (“Ron”) Najafi

10.5+**	Employment Agreement dated January 1, 2007 by and between the Registrant and John (“Jack”) O’Reilly

10.6+**	Employment Agreement dated January 1, 2007 by and between the Registrant and Behzad Khosrovi

10.7+**	Employment Agreement dated January 1, 2007 by and between the Registrant and Colin Scott

10.8+**	Stock Option Grant dated May 23, 2002 by and between the Registrant and John (“Jack”) O’Reilly

10.9+**	Stock Option Grant dated January 30, 2004 by and between the Registrant and Behzad Khosrovi

10.10**	Office Lease dated June 3, 2004 by and between the Registrant and Emery Station Associates II, LLC, as amended.

10.11†**	Collaboration and License Agreement dated August 29, 2006 by and between the Registrant and Alcon Manufacturing, Ltd.

10.12**	Financial Advisory and Investor Relations Consulting Agreement dated February 14, 2007 by and between the Registrant and PM Holdings Ltd.

10.13**	Director Compensation Plan

10.14**	Master Security Agreement dated April 23, 2007 by and between the Registrant and General Electric Capital Corporation

10.15†**	License Agreement dated June 11, 2007 by and between us and KCI International VOF GP

10.16	Form of Common Stock Purchase Warrant by and between the Registrant and the underwriters

10.17	Form of Registration Rights Agreement by and between the Registrant and the underwriters

23.1**	Consent of Davidson & Company LLP

23.2**	Consent of Marshall & Stevens

23.3**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page to the Registration Statement filed on February 14, 2007)

**	Previously filed
†	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.
+	Indicates management contract or compensatory plan.